Exhibit 23

Consent of Independent Registered Public Accounting Firm

Metro Bancorp, Inc. and subsidiaries
Harrisburg, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-87329, No. 333-161114 and No. 333-169683) and Form S-8 (No. 333-82085, No. 333-82083, No. 333-87313, No. 333-61634, No. 333-61636, No. 333-122490, No. 333-128382, No. 333-155931, No. 333-155930, No. 333-169712 and No. 333-169684) of Metro Bancorp, Inc. (the “Company”) of our reports dated March 16, 2011, relating to the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ ParenteBeard LLC

ParenteBeard LLC
Harrisburg, Pennsylvania
March 16, 2011